EXHIBIT 99.2

FIRST DATA CORPORATION

SUMMARY SEGMENT DATA – ADJUSTED FOR SEGMENT REALIGNMENT

(Unaudited)

(in millions)

	Predecessor	Successor
	Period from January 1, 2007 through September 24, 2007	Period from September 25, 2007 through December 31, 2007	Three months ended March 31, 2008	Three months ended June 30, 2008	Three months ended September 30, 2008	Three months ended December 31, 2008
Revenues:
Retail and Alliance Services	$3,178.1	$1,238.3	$1,081.1	$1,185.5	$1,176.0	$1,316.9
Financial Services	1,644.0	613.9	558.5	556.6	559.0	560.0
International	1,126.2	490.6	439.1	467.3	487.0	434.0
Integrated Payment Systems	71.5	34.3	45.0	26.7	(32.9)	4.3

Subtotal segment revenues	6,019.8	2,377.1	2,123.7	2,236.1	2,189.1	2,315.2
All Other and Corporate	243.5	85.7	102.1	81.2	87.8	68.3

	6,263.3	2,462.8	2,225.8	2,317.3	2,276.9	2,383.5

Adjustment for items included in segment and All Other and Corporate revenues:
Equity earnings in affiliates	(248.6)	(105.7)	(80.3)	(94.5)	(88.3)	(39.7)
Eliminations	(276.8)	(91.4)	(29.8)	(30.1)	(30.3)	(28.0)
Divested businesses	35.0	12.8	10.8	11.6	5.7	0.7

Consolidated revenue	$5,772.9	$2,278.5	$2,126.5	$2,204.3	$2,164.0	$2,316.5

Operating profit:
Retail and Alliance Services	$783.6	$114.4	$83.3	$124.3	$106.8	$116.9
Financial Services	369.8	95.9	89.9	92.2	101.4	100.7
International	93.7	46.9	19.4	29.7	48.5	33.1
Integrated Payment Systems	30.1	21.3	34.0	16.3	(42.3)	(2.5)

Subtotal segment operating profit	1,277.2	278.5	226.6	262.5	214.4	248.2
All Other and Corporate	(420.9)	(60.9)	(27.9)	(55.0)	(56.3)	(67.4)

	856.3	217.6	198.7	207.5	158.1	180.8

Adjustments for items included in segment and All Other and Corporate operating profit:
Equity earnings in affiliates	(223.0)	(46.8)	(32.1)	(41.6)	(35.0)	(14.3)
Net income attributable to noncontrolling interests from segment operations	106.3	39.0	29.0	40.3	47.5	39.5
Eliminations	(176.6)	(55.7)	—	—	—	—
Divested businesses	0.7	0.7	1.0	0.5	(1.1)	(0.1)
Interest expense	(103.6)	(584.7)	(517.7)	(451.1)	(497.7)	(498.4)
Interest income	30.8	17.9	9.0	6.6	5.9	4.5
Items excluded from segment operations	(18.4)	(73.8)	(43.2)	6.5	24.9	(3,258.2)

Income (loss) before income taxes, equity earnings in affiliates and discontinued operations	$472.5	$(485.8)	$(355.3)	$(231.3)	$(297.4)	$(3,546.2)